UNITED STATES OF AMERICA
DEPARTMENT OF THE TREASURY
COMPTROLLER OF THE CURRENCY

In the Matter of: First National Bank of The South Spartanburg, South Carolina	) ) )	AA-EC-2009-20

CONSENT ORDER

The Comptroller of the Currency of the United States of America (“Comptroller”), through his National Bank Examiner, has supervisory authority over First National Bank of The South, Spartanburg, S.C. (“Bank”).

The Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a Stipulation and Consent to the Issuance of a Consent Order (“Stipulation and Consent”), dated April 27, 2009, that is accepted by the Comptroller.  By this Stipulation and Consent, which is incorporated by reference, the Bank has consented to the issuance of this Consent Order (“Order”) by the Comptroller.

Pursuant to the authority vested in him by the Federal Deposit Insurance Act, as amended, 12 U.S.C. § 1818, the Comptroller hereby orders that:

ARTICLE I

COMPLIANCE COMMITTEE

(1)           Within ten (10) days, the Board shall appoint a Compliance Committee of at least three (3) directors, none of whom shall be employees or controlling shareholders of the Bank or any of its affiliates (as the term "affiliate" is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person.  Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Director for Special Supervision ("Director").  The Compliance Committee shall be responsible for monitoring and coordinating the Bank's adherence to the provisions of this Order.

(2)           The Compliance Committee shall meet at least monthly.

(3)           Within thirty (30) days of the date of this Order and every thirty (30) days  thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)	a description of the actions needed to achieve full compliance with each Article of this Order;

(b)	actions taken to comply with each Article of this Order; and

(c)	the results and status of those actions.

(4)           The Board shall forward a copy of the Compliance Committee's report, with any additional comments by the Board, to the Director within ten (10) days of receiving such report.

(5)           All reports or plans which the Bank or Board has agreed to submit to the Director pursuant to this Order shall be forwarded, by overnight mail or via email, to the following:

Director for Special Supervision	with a copy to:
Office of the Comptroller of the Currency	Carolinas Field Office
Mail Stop 6-4	212 South Tryon Street
250 E Street, S.W.	Suite 700
Washington, DC 20219	Charlotte, NC 28281

(6)           The Board shall ensure that the Bank has sufficient processes, personnel, and control systems to effectively implement and adhere to all provisions of this Order, and that Bank personnel have sufficient training and authority to execute their duties and responsibilities under this Order.

ARTICLE II

STRATEGIC PLAN

(1)           Within ninety (90) days, the Board shall forward to the Director for his review, pursuant to paragraph (4) of this Article, a written Strategic Plan for the Bank that is acceptable to the Director, covering at least a three-year period.  At the next Board meeting following receipt of the Director’s written determination of no supervisory objection, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to the Strategic Plan.  The Strategic Plan shall establish objectives for the Bank's overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, reduction in the volume of nonperforming assets, product line development, and market segments that the Bank intends to promote or develop, together with strategies to achieve those objectives, and shall, at a minimum, include:

(a)	a mission statement that forms the framework for the establishment of strategic goals and objectives;

(b)	a description of the Bank's targeted market(s) and an assessment of the current and projected risks and competitive factors in its identified target market(s);

(c)	the strategic goals and objectives to be accomplished and actions to be taken to achieve identified goals and objectives, including specific time frames;

(d)	specific actions to improve Bank earnings and asset quality, to reduce the level of concentrations of credit and funding costs, and to reduce reliance on non-core funding;

(e)	identification of Bank personnel to be responsible and accountable for achieving each goal and objective of the Strategic Plan, including specific time frames;

(f)	a financial forecast, to include projections for major balance sheet and income statement accounts, targeted financial ratios, and growth projections over the period covered by the Strategic Plan;

(g)	a description of the assumptions used to determine financial projections and growth targets;

(h)
an identification and risk assessment of the Bank's present and planned future product lines (assets and liabilities) that will be utilized to accomplish the strategic goals and objectives established in the Strategic Plan, with the requirement that the risk assessment of new product lines must be completed prior to the offering of such product lines;

(i)	a description of control systems to mitigate risks associated with planned new products, growth, or any proposed changes in the Bank's operating environment;

(j)
an evaluation of the Bank's internal operations, staffing requirements, board and management information systems, and policies and procedures for their adequacy and contribution to the accomplishment of the goals and objectives established in the Strategic Plan;

(k)	a management employment and succession program to promote the retention and continuity of capable management;

(l)	assigned responsibilities and accountability for the strategic planning process, new products, growth goals, and proposed changes in the Bank's operating environment; and

(m)	a description of systems to monitor the Bank's progress in meeting the Strategic Plan's goals and objectives.

(2)           At least monthly, the Board shall review financial reports and earnings analyses prepared by the Bank that evaluate the Bank's performance against the goals and objectives established in the Strategic Plan, as well as the Bank’s written explanation of significant differences between actual and projected balance sheets, income statements, and expense accounts, including descriptions of extraordinary and/or nonrecurring items.  Within ten (10) days of the completion of its review, the Board shall submit a copy of the reports to the Director.

(3)           At least quarterly, the Board shall prepare a written evaluation of the Bank's performance against the Strategic Plan, based on the Bank’s monthly reports, analyses, and written explanations of any differences between actual performance and the Bank’s strategic goals and objectives, and shall include a description of the actions the Board will require the Bank to take to address any shortcomings, which shall be documented in the Board meeting minutes.  Within ten (10) days of completing its evaluation, the Board shall submit a copy to the Director.

(4)           Prior to adoption by the Board, a copy of the Strategic Plan, and any subsequent amendments or revisions, shall be forwarded to the Director for review and prior written determination of no supervisory objection.  Upon receiving a written determination of no supervisory objection from the Director, the Board shall adopt and the Bank shall immediately implement and adhere to the Strategic Plan.

(5)           The Bank may not initiate any action that deviates significantly from the Board-approved Strategic Plan without a written determination of no supervisory objection from the Director.  The Board must give the Director advance, written notice of its intent to deviate significantly from the Strategic Plan, along with an assessment of the impact of such change on the Bank's condition, including a profitability analysis and an evaluation of the adequacy of the Bank's organizational structure, staffing, management information systems, internal controls, and written policies and procedures to identify, measure, monitor, and control the risks associated with the change in the Strategic Plan.

(6)           For the purposes of this Article, changes that may constitute a significant deviation from the Strategic Plan include, but are not limited to, a change in the Bank's marketing strategies, marketing partners, underwriting practices and standards, credit administration, account management, collection strategies or operations, fee structure or pricing, accounting processes and practices, or funding strategy, any of which, alone or in aggregate, may have a material impact on the Bank's operations or financial performance; or any other changes in personnel, operations, or external factors that may have a material impact on the Bank's operations or financial performance.  For purposes of this paragraph, “personnel” shall include the president, chief executive officer, chief operating officer, chief financial officer, chief credit officer, chief compliance officer, risk manager, auditor, member of the Bank's board of directors, or any other position subsequently identified in writing by the Director.

ARTICLE III

CAPITAL PLAN AND HIGHER MINIMUMS

(1)           The Board shall within one hundred twenty (120) days achieve and thereafter maintain the following minimum capital ratios (as defined in 12 C.F.R. Part 3)1:

(a)	Tier 1 capital at least equal to eleven percent (11%) of risk-weighted assets;

(b)	Tier 1 capital at least equal to nine percent (9%) of adjusted total assets.2

1 The requirement in this Order to meet and maintain a specific capital level means that the Bank may not be deemed to be "well capitalized" for purposes of 12 U.S.C. § 1831o and 12 C.F.R. Part 6, pursuant to 12 C.F.R. § 6.4(b)(1)(iv).

2 Adjusted total assets is defined in 12 C.F.R. § 3.2(a) as the average total asset figure used for call report purposes minus end-of-quarter intangible assets.

(2)           Within ninety (90) days, the Board shall forward to the Director for his review, pursuant to paragraph (4) of this Article, a written Capital Plan for the Bank, consistent with the Bank's Strategic Plan as required by Article II, covering at least a three-year period.  At the next Board meeting following receipt of the Director’s written determination of no supervisory objection, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to the Capital Plan.  The Capital Plan shall include:

(a)	specific plans for the achievement and maintenance of adequate capital, which may in no event be less than the requirements of paragraph (1) of this Article;

(b)	projections for growth and capital requirements, based upon a detailed analysis of the Bank's assets, liabilities, earnings, fixed assets, and off-balance sheet activities;

(c)	projections of the sources and timing of additional capital to meet the Bank's future needs, as set forth in the Strategic Plan;

(d)	identification of the primary sources from which the Bank will maintain an appropriate capital structure to meet the Bank's future needs, as set forth in the Strategic Plan;

(e)
specific plans detailing how the Bank will comply with restrictions or requirements set forth in this Order and with 12 U.S.C. § 1831o, including the restrictions against brokered deposits in 12 C.F.R. § 337.6; and

(f)	contingency plans that identify alternative methods to strengthen capital, should the primary source(s) under paragraph (d) of this Article not be available.

(3)           The Bank may pay a dividend or make a capital distribution only:

(a)	when the Bank is in compliance with its approved Capital Plan and would remain in compliance with its approved Capital Plan immediately following the payment of any dividend;

(b)	when the Bank is in compliance with 12 U.S.C. §§ 56 and 60; and

(c)	following the prior written determination of no supervisory objection by the Director.

(4)           Prior to adoption by the Board, a copy of the Capital Plan shall be submitted to the Director for a prior written determination of no supervisory objection.  Upon receiving a written determination of no supervisory objection from the Director, the Board shall adopt and the Bank shall immediately implement and adhere to the Capital Plan.  The Board shall review and update the Bank's Capital Plan at least annually and more frequently if necessary or if requested by the Director.  Revisions to the Bank’s Capital Plan shall be submitted to the Director for a prior written determination of no supervisory objection.

(5)           If the Director determines, in his sole judgment, that the Bank has failed to submit an acceptable Capital Plan as required by paragraph (2) of this Article, or has failed to implement or adhere to a Capital Plan to which the Director has taken no supervisory objection pursuant to paragraph (4) of this Article; then within thirty (30) days of receiving written notice from the Director of such a determination, the Bank shall develop and shall submit to the Director for his review and prior written determination of no supervisory objection a Disposition Plan that shall detail the Board’s proposal to sell or merge the Bank, or liquidate the Bank under 12 U.S.C. § 181.

(6)           In the event that the Disposition Plan submitted by the Bank’s Board outlines a sale or merger of the Bank, the Disposition Plan shall, at a minimum, address the steps that will be taken and the associated timeline to ensure that a definitive agreement for the sale or merger is executed not later than ninety (90) days after the receipt of the Director’s written determination of no supervisory objection to the Disposition Plan.  If the Disposition Plan outlines a liquidation of the Bank, the Disposition Plan shall detail the actions and steps necessary to accomplish the liquidation in conformance with 12 U.S.C. §§ 181 and 182, and the dates by which each step of the liquidation shall be completed, including the date by which the Bank will terminate the national bank charter.  In the event of liquidation, the Bank shall hold a shareholder vote, pursuant to 12 U.S.C. § 181, and commence liquidation within thirty (30) days of receiving the Director’s written determination of no supervisory objection to the Disposition Plan.

(7)           After the Director has advised the Bank in writing that he does not take supervisory objection to the Disposition Plan, the Board shall immediately adopt and implement, and shall thereafter ensure adherence to, the terms of the Disposition Plan.  Failure to submit a timely, acceptable Disposition Plan, or failure to implement and adhere to the Disposition Plan after the Board obtains a written determination of no supervisory objection from the Director, may be deemed a violation of this Order, in the exercise of the Director’s sole discretion.

ARTICLE IV

BOARD TO ENSURE COMPETENT MANAGEMENT

(1)           The Board shall ensure that the Bank has competent management in place on a full-time basis in all executive officer positions to carry out the Board's policies; ensure compliance with this Order; ensure compliance with applicable laws, rules, and regulations; and manage the day-to-day operations of the Bank in a safe and sound manner.

(2)           Within ninety (90) days, the Board shall prepare a written assessment of the capabilities of the Bank’s executive officers to perform present and anticipated duties, taking into account the findings contained in the Report of Examination, and factoring in the officer's past actual performance, experience, and qualifications, compared to their position description, duties and responsibilities, with particular emphasis on their proposed responsibilities to execute the Strategic Plan and correct the concerns raised in the Report of Examination.  Upon completion, a copy of the written assessment shall be submitted to the Director.

(3)           If the Board determines that an officer's performance, skills or abilities needs improvement, the Board will, within thirty (30) days following its determination, require the Bank to develop and implement a written program, with specific time frames, to improve the officer's performance, skills and abilities.  Upon completion, a copy of the written program shall be submitted to the Director.

(4)           If the Board determines that an officer will not continue in his/her position, the Board shall document the reasons for this decision in its assessment performed pursuant to paragraph (2) of this Article, and shall within sixty (60) days of such vacancy identify and provide notice to the Director, pursuant to paragraph (5) of this Article, of a qualified and capable candidate for the vacant position who shall be vested with sufficient executive authority to ensure the Bank's compliance with this Order and the safe and sound operation of functions within the scope of that position's responsibility.

(5)           Prior to the appointment of any individual to an executive officer position, the Board shall submit to the Director written notice, as required by 12 C.F.R. § 5.51 and in accordance with the Comptroller's Licensing Manual.  The Director shall have the power to disapprove the appointment of the proposed executive officer.  However, the failure to exercise such veto power shall not constitute an approval or endorsement of the proposed officer.  The requirement to submit information and the prior disapproval provisions of this Article are based upon the authority of 12 U.S.C. § 1818(b) and do not require the Comptroller or the Director to complete his review and act on any such information or authority within ninety (90) days.

(6)           The Board shall perform, at least annually, a written performance appraisal for each Bank executive officer that establishes objectives by which the officer’s effectiveness will be measured, evaluates performance according to the position's description and responsibilities, and assesses accountability for action plans to remedy issues raised in Reports of Examination or audit reports.  Upon completion, copies of the performance appraisals shall be submitted to the Director.  The Board shall ensure that the Bank addresses any identified deficiencies in a manner consistent with paragraphs (3) and (4) of this Article.

ARTICLE V

LIQUIDITY RISK MANAGEMENT PROGRAM

(1)           Within sixty (60) days, the Board shall revise and maintain a comprehensive liquidity risk management program which assesses, on an ongoing basis, the Bank's current and projected funding needs, and ensures that sufficient funds or access to funds exist to meet those needs.  Such a program must include effective methods to achieve and maintain sufficient liquidity and to measure and monitor liquidity risk, to include at a minimum:

(a)	strategies to maintain sufficient liquidity at reasonable costs including, but not limited to, the following:

(i)	better diversification of funding sources, reducing reliance on high cost providers;

(ii)	reducing rollover risk;

(iii)
increasing liquidity through such actions as obtaining additional capital, placing limits on asset growth, aggressive collection of problem loans and recovery of charged-off assets, and asset sales; and

(iv)	monitoring the projected impact on reputation, economic and credit conditions in the Bank's market(s).

(b)	The preparation of liquidity reports which shall be reviewed by the Board on at least a monthly basis, to include, at a minimum, the following:

(i)
a certificate of deposit maturity schedule, including separate line items for brokered deposits and uninsured deposits, depicting maturities on a weekly basis for the next two months and monthly for the following four months, which schedule shall be updated at least weekly;

(ii)
a schedule of all funding obligations, including money market accounts, unfunded loan commitments, outstanding lines of credit and outstanding letters of credit, showing the obligations that can be drawn immediately, and on a weekly basis for the next two months and monthly for the following four months, which schedule shall be prepared and updated at least weekly;

(iii)
a listing of funding sources, prepared and updated on a weekly basis for the next two months and monthly for the following four months, including federal funds sold; unpledged assets and assets available for sale; and borrowing lines by lender, including original amount, remaining availability, type and book value of collateral pledged, terms, and maturity date, if applicable.

(iv)
a monthly sources and uses of funds report for a minimum period of six months, updated monthly, which reflects known and projected changes in asset and liability accounts, and the assumptions used in developing the projections.  Such reports shall include, at a minimum:

1.	the funding obligations and sources required by (b) and (c) of this paragraph;

2.	projected additional funding sources, including loan payments, loan sales/participations, or deposit increases; and

3.
projected additional funding requirements from a reduction in deposit accounts including uninsured and brokered deposits, inability to acquire federal funds purchased, or availability limitations or reductions associated with borrowing relationships.

(c)
A contingency funding plan that, on a monthly basis, forecasts funding needs, and funding sources under different stress scenarios which represent management's best estimate of balance sheet changes that may result from a liquidity or credit event.  The contingency funding plan shall include:

(i)
specific plans detailing how the Bank will comply with restrictions or requirements set forth in this Order and 12 U.S.C. §1831o, including the restrictions against brokered deposits in 12 C.F.R. §337.6 (which plans may be subject to revision as may be appropriate upon the adoption, if any, of currently-proposed changes to 12 C.F.R.337.6);

(ii)
the preparation of reports which identify and quantify all sources of funding and funding obligations under best case and worst case scenarios, including asset funding, liability funding and off-balance sheet funding; and

(iii)	procedures which ensure that the Bank's contingency funding practices are consistent with the Board's guidance and risk tolerances.

(2)           The Board shall submit a copy of the comprehensive liquidity risk management program, along with the reports required by this Article, to the Director for review.

ARTICLE VI

LOAN PORTFOLIO MANAGEMENT

(1)           Within sixty (60) days, Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to a written credit policy to improve the Bank's loan portfolio management.  The credit policy shall include (but not be limited to):

(a)
a description of the types of credit information required from borrowers and guarantors, including (but not limited to) annual audited statements, interim financial statements, personal financial statements, and tax returns with supporting schedules;

(b)
procedures that require any extension of credit (new, maturity extension, or renewal) is made only after obtaining and validating current credit information about the borrower and any guarantor sufficient to fully assess and analyze the borrower’s and guarantor’s cash flow, debt service requirements, contingent liabilities, and global liquidity condition, and only after the credit officer prepares a documented credit analysis;

(c)
procedures that require any extension of credit (new, maturity extension, or renewal) is made only after obtaining and documenting the current valuation of any supporting collateral, and that reasonable limits are established on credit advances against collateral, based on a consideration of (but not limited to) a realistic assessment of the value of collateral, the ratio of loan to value, and overall debt service requirements;

(d)	procedures and controls to periodically verify the existence and lien position of collateral;

(e)	procedures to ensure that loans made for the purpose of constructing or developing real estate include (but are not limited to) requirements to:

(i)	obtain and evaluate detailed project plans; detailed project budget; time frames for project completion; detailed market analysis; and sales projections, including projected absorption rates;

(ii)	conduct stress testing of significant project and lending; and

(iii)	obtain current documentation sufficient to support a detailed analysis of the financial condition of borrowers and significant guarantors.

(f)	a requirement that borrowers and/or guarantors maintain any collateral margins established in the credit approval process;

(g)	procedures that prohibit the capitalization of accrued interest on any loan renewal or extension;

(h)	procedures that prohibit, on any loan renewal, extension or modification, the establishment of an interest reserve using the proceeds of any Bank loan to the same borrower or guarantor;

(i)
procedures to ensure that all exceptions to the credit policy shall be clearly documented on the loan offering sheet, problem loan report, and other MIS; and approved by the Board or a committee thereof before the loan is funded or renewed;

(j)	credit risk rating definitions consistent with applicable regulatory guidance;

(k)	procedures for early problem loan identification, to ensure that credits are accurately risk rated at least monthly; and

(l)
prudent lending and approval limits for lending officers that are commensurate with their experience and qualifications, and that prohibit combining individual lending officers’ lending authority to increase limits.

(2)           The Board shall ensure that Bank personnel performing credit analyses are adequately trained in cash flow analysis, particularly analysis using information from tax returns, and that processes are in place to ensure that additional training is provided as needed.

(3)           Within sixty (60) days the Board shall establish a written performance appraisal  and salary administration process for loan officers that adequately considers performance relative to job descriptions, policy compliance, documentation standards, accuracy in credit grading, and other loan administration matters.

ARTICLE VII

APPRAISALS OF REAL PROPERTY

(1)           The Board shall require and the Bank shall obtain a current independent appraisal or updated appraisal, in accordance with 12 C.F.R. Part 34, on any loan that is secured by real property:

(a)	where the loan’s appraisal was found to violate 12 C.F.R. Part 34; or

(b)	where the loan was criticized in the most recent ROE or by the Bank's internal or external loan review and the most recent independent appraisal is more than twelve (12) months old; or

(c)
where the borrower has failed to comply with the contractual terms of the loan agreement and the loan officer’s analysis of current financial information does not support the ongoing ability of the borrower or guarantor(s) to perform in accordance with the contractual terms of the loan agreement and the most recent independent appraisal is more than twelve (12) months old.

(2)           Appraisals required by this Article shall be ordered within thirty (30) days following the event triggering the appraisal requirement, for delivery to the Bank within sixty (60) days of ordering.

(3)           Within ninety (90) days, the Board shall require and the Bank shall develop and implement an independent review and analysis process to ensure that appraisals conform to appraisal standards and regulations. The appraisal review and analysis process shall ensure that appraisals are:

(a)	performed in accordance with 12 C.F.R. Part 34;

(b)
consistent with the guidance in OCC Bulletin 2005-6, "Appraisal Regulations and the Interagency Statement on Independent Appraisal and Evaluation Functions: Frequently Asked Questions" (March 22, 2005); and

(c)	consistent with OCC Advisory Letter 2003-9, "Independent Appraisal and Evaluation Function" (October 28, 2003).

(4)           Written documentation supporting each appraisal review and analysis shall be retained in the loan file, along with the appraisal.

ARTICLE VIII

OTHER REAL ESTATE OWNED

(1)           Within thirty (30) days from the effective date of this Order, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written action plan for each parcel of Other Real Estate Owned (“OREO”), to ensure that these assets are accounted for and managed in accordance with 12 U.S.C. § 29 and 12 C.F.R. Part 34.  Further, upon transfer of an asset to OREO, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written action plan for the OREO, to ensure that the asset is accounted for and managed in accordance with 12 U.S.C. § 29 and 12 C.F.R. Part 34.  At a minimum, the plans shall:

(a)	detail the valuation analysis and accounting for each OREO property, including the appraisal and all supporting documentation;

(b)	contain an analysis of the OREO property, which compares the cost to carry against the financial benefits of near term sale;

(c)	detail the marketing strategy and targeted time frames for disposing of each OREO property;

(d)	identify the Bank officer responsible for managing and authorizing transactions relating to each OREO property;

(e)	establish procedures to require periodic market valuations of each property, and the methodology to be used;

(f)	establish targeted write-downs at periodic intervals if marketing strategies are unsuccessful; and

(g)	provide for reports to the Board on the status of each OREO property and its disposition, on at least a monthly basis.

(2)           Upon adoption, the Board shall submit a copy of the plans to the Director, and shall provide to the Director a copy of the monthly status reports required in paragraph (1)(g).

ARTICLE IX

CONCENTRATIONS OF CREDIT

(1)           Within sixty (60) days, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to a written commercial real estate (“CRE”) and construction & development (“C&D) concentration management program (including appropriate revisions to policies and procedures), designed to manage the risk in the Bank's CRE and C&D loan portfolios in accordance with the guidelines in OCC Bulletin 2006-46, “Concentration in Commercial Real Estate Lending, Sound Risk Management Practices” (December 6, 2006), and “Commercial Real Estate and Construction Lending,” Booklet A-CRE of the Comptroller's Handbook. The program shall include (but not be limited to) the following:

(a)
policy guidelines and an overall CRE and C&D lending strategy, addressing the level and nature of CRE and C&D exposures acceptable to the institution and setting concentration limits, including limits on commitments to individual borrowers and appropriate sub-limits (for example, by property types);

(b)	procedures and controls to monitor compliance with the Bank’s lending policies and the Strategic Plan;

(c)
procedures to identify and quantify the nature and level of risk presented by CRE and C&D concentrations, including review of reports describing changes in conditions in the Bank’s CRE and C&D markets;

(d)
procedures to periodically review and revise, as appropriate, CRE and C&D risk exposure limits and sub-limits to conform to any changes in the institution’s strategies and to respond to changes in market conditions;

(e)	periodic portfolio-level stress tests or sensitivity analysis to quantify the impact of changing economic conditions on asset quality, earnings, and capital;

(f)	ongoing market analyses for the various property types and geographic markets represented in its portfolio;

(g)	appropriate strategies for managing CRE and C&D concentration levels, including a contingency plan to reduce or mitigate concentrations in the event of adverse CRE or C&D market conditions; and

(h)	periodic reports to the Board, to include the following, as appropriate:

(i)	a summary of concentration levels, by type and subtype;

(ii)	a synopsis of the Bank’s market analysis;

(iii)	a discussion of recommended strategy (for example, revise limits or change underwriting criteria) when concentrations approach or exceed Board-approved limits;

(iv)
a synopsis of changes in risk levels by concentration type and subtype, with discussion of recommended changes in credit administration procedures (for example, underwriting practices, risk rating, monitoring, and training).

(2)           The Board shall forward a copy of the program required in paragraph (1) above, and any concentration reports, studies, or analyses to the Director.

ARTICLE X

CREDIT AND COLLATERAL EXCEPTIONS

(1)           The Bank shall obtain current and complete credit information on all loans lacking such information, including those listed in the most recent Report of Examination (within sixty (60) days from the effective date of this Order), in any subsequent Report of Examination (within sixty (60) days from the issuance of such Report of Examination), in any internal or external loan review (within sixty (60) days from the completion of such review), or in any listings of loans lacking such information provided to management by the National Bank Examiners at the conclusion of an examination (within sixty (60) days from receipt of such listing).  The Bank shall maintain a list of any credit exceptions that have not been corrected within the timeframe discussed above.  This list shall include an explanation of the actions taken to correct the exception, the reasons why the exception has not yet been corrected, and a plan to correct the exception.

(2)           The Bank shall ensure proper collateral documentation is maintained on all loans and correct each collateral exception listed in the most recent Report of Examination (within sixty (60) days from the effective date of this Order), in any subsequent Report of Examination (within sixty (60) days from the issuance of such Report of Examination), in any internal or external loan review (within sixty (60) days from the completion of such review), or in any listings of loans lacking such information provided to management by the National Bank Examiners at the conclusion of an examination (within sixty (60) days from the receipt of such listing).  The Bank shall maintain a list of any collateral exceptions that have not been corrected within the timeframe discussed above.  This list shall include an explanation of the actions taken to correct the exception, the reasons why the exception has not yet been corrected, and a plan to correct the exception.

(3)           Effective immediately, the Bank may grant, extend, renew, alter or restructure any loan or other extension of credit only after:

(a)	documenting the specific reason or purpose for the extension of credit;

(b)	identifying the expected source of repayment in writing;

(c)	structuring the repayment terms to coincide with the expected source of repayment;

(d)	documenting, with adequate supporting material, the value of collateral and properly perfecting the Bank's lien on it where applicable; and

(e)
obtaining and analyzing current and complete credit information, including cash flow analysis, where loans are to be repaid from operations and global cash flow analysis, where loan repayment is expected from other sources such as Guarantors;

(4)           Failure to obtain the information required by subparagraph (3)(d) of this Article shall require a majority of the full Board (or a designated committee thereof) to certify in writing the specific reasons why obtaining and analyzing the required information in (3)(d) would be detrimental to the best interests of the Bank.  A copy of the Board certification shall be maintained in the credit file of the affected borrower(s).

ARTICLE XI

LOAN REVIEW

(1)           Within thirty (30) days, the Board shall establish an effective, independent, and on-going loan review program to review, at least quarterly, the Bank's loan and lease portfolios, to assure the timely identification and categorization of problem credits.  The program shall provide for a written report to be filed with the Board promptly after each review and shall employ a loan and lease rating system consistent with the guidelines set forth in “Rating Credit Risk” and “Allowance for Loan and Lease Losses,” booklets A-RCR and A-ALLL, respectively, of the Comptroller’s Handbook. Such reports shall include, at a minimum:

(a)	conclusions regarding the overall quality of the loan and lease portfolios;

(b)	the identification, type, rating, and amount of problem loans and leases;

(c)	the identification and amount of delinquent loans and leases;

(d)	credit and collateral documentation exceptions;

(e)	loans meeting the criteria for nonaccrual status;

(f)	the identity of the loan officer of each loan reported in accordance with subparagraphs (b) through (e);

(g)	the identification and status of credit-related violations of law, rule, or regulation;

(h)	concentrations of credit;

(i)	loans and leases to the directors, executive officers, and principal shareholders of the Bank and to their related interests; and

(j)	loans and leases in nonconformance with the Bank's lending and leasing policies, and exceptions to the Bank’s lending and leasing policies.

(2)           The Board shall evaluate the loan and lease review report(s) and shall ensure that immediate, adequate, and continuing remedial action, as appropriate, is taken upon all findings noted in the report(s), and documentation of the action taken by the Bank to collect or strengthen assets identified as problem credits, shall be preserved in the Bank.

ARTICLE XII

ALLOWANCE FOR LOAN AND LEASE LOSSES

(1)           The Board shall immediately require and the Bank shall implement and thereafter adhere to a program for the maintenance of an adequate Allowance for Loan and Lease Losses ("ALLL").  The program shall be consistent with the comments on maintaining a proper ALLL found in the Interagency Policy Statement on the ALLL contained in OCC Bulletin 2006-47 (December 13, 2006) and with "Allowance for Loan and Lease Losses," booklet A-ALLL of the Comptroller's Handbook, and shall incorporate the following:

(a)	internal risk ratings of loans;

(b)	results of the Bank's independent loan review;

(c)
criteria for determining which loans will be reviewed under Financial Accounting Standard ("FAS") 114, how impairment will be determined, and procedures to ensure that the analysis of loans complies with FAS 114 requirements;

(d)	criteria for determining FAS 5 loan pools and an analysis of those loan pools;

(e)	recognition of non-accrual loans in conformance with generally accepted accounting principles (“GAAP”) and regulatory guidance;

(f)	loan loss experience;

(g)	trends of delinquent and non-accrual loans;

(h)	concentrations of credit in the Bank; and

(i)	present and projected economic and market conditions.

(2)           The program shall provide for a review of the ALLL by the Board at least once each calendar quarter.  Any deficiency in the ALLL shall be remedied in the quarter it is discovered, prior to filing the Consolidated Reports of Condition and Income, by additional provisions from earnings.  Written documentation shall be maintained of the factors considered and conclusions reached by the Board in determining the adequacy of the ALLL and made available for review by National Bank Examiners.

(3)           A copy of the Board's ALLL program, and any subsequent revisions to the program, shall be submitted to the Director for review.

ARTICLE XIII

CRITICIZED ASSETS

(1)           Within thirty (30) days, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to a written program designed to protect the Bank's interest in those assets criticized in the most recent Report of Examination (“ROE”), in any subsequent ROE, by any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination as “doubtful,” “substandard,” or “special mention.”  The program shall include the development of Criticized Asset Reports (“CARs”) identifying all credit relationships and other assets totaling in aggregate two hundred fifty thousand dollars ($250,000) or more, criticized as "doubtful," "substandard," or "special mention."  The CARs must be updated and submitted to the Board and the Director monthly.  Each CAR shall cover an entire credit relationship and include, at a minimum, analysis and documentation of the following:

(a)	the origination date and any renewal or extension dates, amount, purpose of the loan, and the originating and current loan officer(s);

(b)	the expected primary and secondary sources of repayment, and an analysis of the adequacy of the repayment source;

(c)
the appraised value of supporting collateral and the position of the Bank's lien on such collateral, where applicable, as well as other necessary documentation to support the current collateral valuation;

(d)	an analysis of current and complete credit information, including cash flow analysis where loans are to be repaid from operations;

(e)	results of any FAS 114 impairment analysis;

(f)	significant developments, including a discussion of changes since the prior CAR, if any; and

(g)	the proposed action to eliminate the basis of criticism and the time frame for its accomplishment, including an appropriate exit strategy.

(2)           The Bank may not extend credit, directly or indirectly, including renewals, extensions, or capitalization of accrued interest, to a borrower whose loans or other extensions of credit are criticized in any ROE, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination, unless and until each of the following conditions is met:

(a)
the Board, or a designated committee thereof, finds that the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, extending, or capitalizing any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank.  A copy of the findings and approval of the Board or designated committee shall be maintained in the credit file of the affected borrower and made available for review by National Bank Examiners;

(b)
the Bank performs a written credit and collateral analysis as required by paragraph (1)(d) of this Article and, if necessary, the proposed action referred to in paragraph (1)(g) of this Article is revised, as appropriate; and

(c)	the Board's formal plan to collect or strengthen the criticized asset will not be compromised by the extension of additional credit.

ARTICLE XIV

INTEREST RATE RISK

(1)           Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written interest rate risk program.  In formulating this program, the Board shall refer to the “Interest Rate Risk” booklet of the Comptroller’s Handbook.  The program shall provide for a coordinated interest rate risk strategy and, at a minimum, shall address:

(a)	the establishment of adequate management reports on which to base sound interest rate risk management decisions;

(b)	establishment and guidance of the Bank’s strategic direction and tolerance for interest rate risk;

(c)	implementation of effective tools to measure and monitor the Bank’s performance and overall interest rate risk profile;

(d)	employment of competent personnel to manage interest rate risk;

(e)	prudent limits on the nature and amount of interest rate risk that can be taken, and strategies to reduce excessive risk; and

(f)	periodic review of the Bank's adherence to the program.

(2)           Upon adoption, a copy of the written program shall be forwarded to the Director for review.

ARTICLE XV

ADMINISTRATIVE APPEALS AND EXTENSIONS OF TIME

(1)           If the Bank requires an extension of any timeframe within this Order, the Board shall submit a written request to the Director asking for relief.  Any written requests submitted pursuant to this Article shall include a statement setting forth in detail the special circumstances that require an extension of a timeframe within this Order.

(2)           All such requests shall be accompanied by relevant supporting documentation, and any other facts upon which the Bank relies.  The Director's decision concerning a request is final and not subject to further review.

ARTICLE XVI

CLOSING

(1)           Although the Bank is required to submit certain proposed actions and programs for the review or prior written determination of no supervisory objection of the Director, the Board has the ultimate responsibility for proper and sound management of the Bank and the completeness and accuracy of the Bank’s books and records.

(2)           It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Order shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3)           Except as otherwise expressly provided herein, any time limitations imposed by this Order shall begin to run from the effective date of this Order.

(4)           The provisions of this Order are effective upon issuance of this Order by the Comptroller, through his authorized representative whose hand appears below, and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Order shall have been amended, suspended, waived, or terminated in writing by the Comptroller.

(5)           In each instance in this Order in which the Bank or the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:

(a)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Order;

(b)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Order;

(c)	follow up on any non-compliance with such actions in a timely and appropriate manner; and

(d)	require corrective action be taken in a timely manner of any non-compliance with such actions.

(6)           This Order is intended to be, and shall be construed to be, a final order issued pursuant to 12 U.S.C. § 1818(b), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.

(7)           The terms of this Order, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements, or prior arrangements between the parties, whether oral or written.

IT IS SO ORDERED, this 27th day of April, 2009.

/s/ Ronald G. Schneck
Ronald G. Schneck
Director for Special Supervision

UNITED STATES OF AMERICA
DEPARTMENT OF THE TREASURY
COMPTROLLER OF THE CURRENCY

In the Matter of: First National Bank of The South Spartanburg, South Carolina	) ) )	AA-EC-2009-20

STIPULATION AND CONSENT TO THE ISSUANCE
OF A CONSENT ORDER

The Comptroller of the Currency of the United States of America (“Comptroller”) intends to initiate cease and desist proceedings against First National Bank of The South, Spartanburg, South Carolina (“Bank”), pursuant to 12 U.S.C. § 1818(b), through the issuance of a Notice of Charges, for unsafe and unsound banking practices relating to supervision of the Bank.

The Bank, in the interest of compliance and cooperation, consents to the issuance of a Consent Order, dated April 27, 2009 (“Order”).

In consideration of the above premises, the Comptroller, through his authorized representative, and the Bank, through its duly elected and acting Board of Directors, hereby stipulate and agree to the following:

ARTICLE I

JURISDICTION

(1)           The Bank is a national banking association chartered and examined by the Comptroller pursuant to the National Bank Act of 1864, as amended, 12 U.S.C. § 1 et seq.

(2)           The Comptroller is “the appropriate Federal banking agency” regarding the Bank, pursuant to 12 U.S.C. §§ 1813(q) and 1818(b).

(3)           The Bank is an “insured depository institution” within the meaning of 12 U.S.C. § 1818(b)(1).

(4)           As a result of this Order:

(a)
the Bank is not an “eligible bank” pursuant to 12 C.F.R. § 5.3(g)(4) for the purposes of 12 C.F.R. Part 5 regarding rules, policies and procedures for corporate activities, and is not an “eligible Bank” pursuant to 12 C.F.R. § 24.2(e)(4) for the purposes of 12 C.F.R. Part 24 regarding public welfare investments, unless, in either case, the Bank is informed in writing by the Comptroller;

(b)
the Bank is subject to the limitation of 12 C.F.R. § 5.51(c)(6)(ii) for the purposes of 12 C.F.R. § 5.51 requiring OCC approval of a change in directors and senior executive officers, unless otherwise informed in writing by the Comptroller; and

(c)
the Bank is subject to the limitation on golden parachute and indemnification payments provided by 12 C.F.R. § 59.1(f)(1)(ii)(C) and 12 C.F.R. § 5.51(c)(6)(ii), unless otherwise informed in writing by the Comptroller.

ARTICLE II

AGREEMENT

(1)           The Bank, without admitting or denying any wrongdoing, hereby consents and agrees to the issuance of the Order by the Comptroller.

(2)           The Bank further agrees that said Order shall be deemed an “order issued with the consent of the depository institution,” as defined in 12 U.S.C. § 1818(h) (2), and consents and agrees that said Order shall become effective upon its issuance and shall be fully enforceable by the Comptroller under the provisions of 12 U.S.C. § 1818(i).  Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(i), and not as a matter of contract law.  The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract.

(3)           The Bank also expressly acknowledges that no officer or employee of the Comptroller has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities.

ARTICLE III

WAIVERS

(1)           The Bank, by signing this Stipulation and Consent, hereby waives:

(a)	the issuance of a Notice of Charges pursuant to 12 U.S.C. § 1818(b);

(b)	any and all procedural rights available in connection with the issuance of the Order;

(c)	all rights to a hearing and a final agency decision pursuant to 12 U.S.C. § 1818(i) or 12 C.F.R. Part 19;

(d)	all rights to seek any type of administrative or judicial review of the Order; and

(e)	any and all rights to challenge or contest the validity of the Order.

ARTICLE IV

OTHER ACTION

(1)           The Bank agrees that the provisions of this Stipulation and Consent shall not inhibit, estop, bar, or otherwise prevent the Comptroller from taking any other action affecting the Bank if, at any time, the Comptroller deems it appropriate to do so to fulfill the responsibilities placed upon him by the several laws of the United States of America.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller as his representative, has hereunto set his hand on behalf of the Comptroller.

/s/ Ronald G. Schneck	April 27, 2009
Ronald G. Schneck Director, Special Supervision Division	Date

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ C. Dan Adams	April 27, 2009
C. Dan Adams	Date

/s/ Mellnee G. Buchheit	April 27, 2009
Mellnee G. Buchheit	Date

/s/ Jerry Calvert	April 27, 2009
Jerry Calvert	Date

/s/ Martha C. Chapman	April 27, 2009
Martha C. Chapman	Date

/s/ W. Russel Floyd, Jr.	April 27, 2009
W. Russel Floyd, Jr.	Date

/s/ C. Tyrone Gilmore, Sr.	April 27, 2009
C. Tyrone Gilmore, Sr.	Date

/s/ I.S. Leevy Johnson	April 27, 2009
I.S. Leevy Johnson	Date

/s/ Norman F. Pulliam	April 27, 2009
Norman F. Pulliam	Date

/s/ Joel A. Smith, III	April 27, 2009
Joel A. Smith, III	Date

/s/ Robert E. Staton	April 27, 2009
Robert E. Staton	Date

/s/ William H. Stern	April 27, 2009
William H. Stern	Date

/s/ Peter E. Weisman	April 27, 2009
Peter E. Weisman	Date

/s/ Donald Wildman	April 27, 2009
Donald Wildman	Date

/s/ Coleman Young, Jr.	April 27, 2009
Coleman Young, Jr.	Date